Exhibit (a)(1)(I)

Dear DelMar Warrantholders,

I’m writing to update you briefly about DelMar’s current warrant tender offer to amend and exercise certain warrants, as described in our Tender Offer Statement filed with the Securities and Exchange Commission.

First, I’d like to say thank you to all who have elected to accept the offer and have already exercised your warrants.  Second, I would like to call your attention to the letter attached to this email discussing in further detail the extension of the offer expiration date to August 8, 2014, at 5:00 p.m. Pacific Time.

This extension will allow us to complete certain administrative steps associated with closing as well as to accommodate the needs of certain investors who have communicated plans to accept the offer, but require more time to process documents and deliver funds.

If you have not yet chosen to do so, but remain interested, please do turn your attention to it and complete the documents and remit at your earliest convenience.  At this time, we have no plans to extend the expiration date further.

As previously disclosed, we believe DelMar has shown continued progress in the clinical development of our lead compound, VAL-083, which is currently undergoing human clinical trials as a potential new treatment for refractory glioblastoma.

We thank you for your continued support and interest in our company.  Please contact me or our Chief Financial Officer Mr. Scott Praill with any questions on this matter.

Best regards,
--Jeffrey Bacha

Jeffrey A. Bacha, B.Sc., M.B.A.
President & C.E.O.
DelMar Pharmaceuticals, Inc.
ph - 604 317 7022
fx  - 604 608 5685
www.delmarpharma.com
(OTCQB:  DMPI)

Important Information  The information in this correspondence is for informational purposes only, and the foregoing reference to the tender offer shall not constitute an offer to buy, exchange or amend securities or constitute the solicitation of an offer to sell, exchange or amend any of the Company’s securities. The Company filed a tender offer statement on Schedule TO and the offering materials related to the tender offer, including the Offer to Amend and Exercise, the Election to Participate and Exercise Warrant, forms of Amended Warrants and Notice of Withdrawal, with the SEC. These documents, as amended through the date of this correspondence, contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These documents may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, these documents (and all other materials filed by the Company with the SEC) may be obtained at no charge by directing a request to DelMar Pharmaceuticals, Inc. Suite 720, 999 West Broadway, Vancouver, British Columbia Canada  V5Z 1K.

Forward Looking Statements All statements in this correspondence that are not statements of historical fact are forward-looking statements. These statements, include, but are not limited to, statements regarding the potential benefits and future uses of the Company’s science and technology, the Company’s plan to release scientific data its VAL-083 program and the Company’s future business plans and opportunities. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The various risks and uncertainties that could cause the Company’s actual future results to differ materially from current expectations include, but are not limited to, those risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its science and technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s failure to achieve its business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including its Tender Offer Statement on Schedule TO, filed with the SEC on June 9, 2014, as amended on June 26,2014, July 10, 2014 and July 28, 2014. These forward-looking statements are made as of the date of this correspondence, and the Company does not undertake an obligation to update these forward-looking statements after such date.